UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2021 ANNUAL MEETING

May 26, 2021

Dear MicroVision Shareholder:

Please take notice that the Annual Meeting of Shareholders (the “Annual Meeting”) of MicroVision, Inc. (the “Company”) will be held virtually on May 26, 2021 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MVIS2021, Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the following purposes:

1.	To elect the seven director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To approve the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan;

3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year;

4.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers;

5.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on March 29, 2021 (the “Record Date”), you will be entitled to vote on the above matters. A list of shareholders as of the Record Date will be available for shareholder inspection at the headquarters of the Company, 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, during ordinary business hours, from May 16, 2021 to the date of the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 26, 2021. The proxy materials and the annual report to shareholders for the fiscal year ended December 31, 2020 are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 882-6629.

The Board of Directors recommends a vote FOR the election of the seven nominees for director named in this proxy statement, a vote FOR the approval of the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan, a vote FOR the ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm and a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the Annual Meeting and vote your shares in person, even if you previously voted by telephone or the Internet or returned your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting via the Internet and vote during the meeting.

Thank you for your ongoing support of and interest in MicroVision, Inc.

Sincerely,

Kevin D. Wills

Corporate Secretary

April 7, 2021

Redmond, Washington

MICROVISION, INC.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

May  26, 2021

-i-

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held virtually on May 26, 2021 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2021. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On March 29, 2021 (the “Record Date”) there were 157,951,717 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the Record Date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about April 7, 2021 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the Record Date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:

If you properly cast your vote by either voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director named in this proxy statement;

•	“FOR” the approval of the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan;

•	“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm; and

“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 3, but not on any of the other proposals.

Q:	What are abstentions and broker non-votes?

A:

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to MicroVision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:

You may attend the meeting via the Internet and vote during the meeting. Shareholders may participate in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2021. You will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:

The seven nominees for director who receive the most votes at the 2021 Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan (Proposal 2)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2021 Annual Meeting is required to approve the amendment to the 2020 MicroVision, Inc. Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm (Proposal 3)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2021 Annual Meeting is required to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to approve the vote on the compensation of the Company’s named executive officers (Proposal 4)?

A:

For Proposal 4, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. Because Proposal 4 is an advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:

The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers, employees or proxy solicitor also may solicit proxies by telephone, fax or other electronic means of communication, or in person. The Company will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 882-6629 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election of Directors

The Board oversees the Company’s business affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not directly involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Set forth below are the name, position held and age of each director and of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each director and nominee as of March 29, 2021 is set forth on page 27 of this Proxy Statement.

Name	Age	Position
Simon Biddiscombe(1)(3)*	53	Director
Robert P. Carlile(1)(2)*	65	Director
Judith Curran(3)*	59	Director
Yalon Farhi(4)	59	Director
Seval Oz*	59	Director
Mark Spitzer(1)(2)*	67	Director
Brian Turner(2)(3)*	61	Chairman of the Board and Lead Independent Director
Sumit Sharma	47	Director and Chief Executive Officer

*	Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee

(4)	Mr. Farhi is not standing for election and will retire from the Board when his term expires at the Annual Meeting.

Simon Biddiscombe joined the Board in December 2018. Mr. Biddiscombe was Chief Executive Officer and a board member at MobileIron, the security backbone for the digital enterprise protecting corporate data across apps, networks, and clouds. From October 2017 to December 2020 he led MobileIron’s overall business strategy and was responsible for MobileIron’s day-to-day-operations. Prior to being CEO of MobileIron, Simon was CFO from May 2015 to October 2017 and CFO at ServiceSource International from September 2014 to April 2015. Simon has over 20 years of management and financial experience. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. He previously has served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Biddiscombe brings expertise in finance, accounting, operations, business strategy and leadership.

Robert P. Carlile, a retired partner at KPMG LLP, joined the Company’s board in February 2017. In his 39-year career in public accounting at KPMG and Arthur Andersen, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. He worked directly with boards of directors and audit committees of these companies on audits of financial statements and internal controls, registration statements and assistance with mergers, acquisitions and dispositions. In addition to his experience as a lead audit partner Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. In these roles he was responsible for establishing market strategy, fostering community relationships and accomplishing operating results. Mr. Carlile serves on the Board of Directors of publicly traded Expeditors International of Washington where he is the Audit Committee Chair. Mr. Carlile also serves on the Board of Directors of the Virginia Mason Franciscan Health System and the Northwest Chapter Board of the National Association of Corporate Directors (NACD). He is credentialed as a NACD Board Leadership Fellow. Mr. Carlile brings expertise to the board in the areas of auditing, accounting and financial reporting, internal controls and corporate governance.

Judith Curran has served as a director of the Company since December 2020. Ms. Curran is an accomplished senior automotive executive with over 30 years of experience in vehicle program, engineering and technology leadership. Since July 2019, Ms. Curran has worked at Ansys, Inc. and is the Head of Global Automotive Strategy. Prior to Ansys, Inc., from 1983 to December 2018, Ms. Curran worked at Ford Motor Company (“Ford”). While at Ford, Ms. Curran served in various executive positions, from 2005 to 2018, including Director of Technology Strategy, Vehicle Line Director, Vehicle Evaluation and Validation Director and VP Engineering for Automotive Components Holding LLC (a Ford subsidiary). In addition to her executive experience, Ms. Curran has served on several boards including the Automotive Component Holdings Operating Board, a Ford Subsidiary; Board of Directors Executive Committee, Inforum Automotive NEXT; Board of Advisors, College of Engineering, Lawrence Technological University; German American Chamber of Commerce Board—Detroit Office and Board of Directors for SAE Foundation, SAE WCX, and SAE GLC Committees. Ms. Curran received a B.S. in Electrical Engineering and Computer Software at Lawrence Technological University and a M.S. in Electrical Engineering at the University of Michigan. Ms. Curran brings expertise to the Board in the areas of the automotive industry, business strategy, operations and management.

Yalon Farhi joined the Board in September 2016. Since 1998, Mr. Farhi, a Colonel in the Israeli Defense Forces (reserves), has served as a motivational lecturer and educator at Bnei-David Institutions, a pre-army and post-army educational program in Israel. From 1998 to January 2016, Mr. Farhi worked as an administrative manager for El-Ami, a non-governmental organization in Israel. Mr. Farhi also serves on the board of directors of DarioHealth Corp., a provider of digital health services and dynaCERT, Inc. a Canadian company that provides carbon reduction technology for internal combustion engines. In addition, for the past thirty years, Mr. Farhi has been the owner of a private gardening and land development services company based in Israel. Mr. Farhi received a degree in Education Studies and holds a Teaching Certificate from the Moreshet Yaacov College in Jerusalem. Mr. Farhi is not standing for election at our Annual Meeting.

Seval Oz joined the Board in March 2021. Ms. Oz was a Founder and CEO of Aurima, Inc, a multi-sensor awareness platform powered by AI deep learning for autonomous vehicles from March 2017 to May 2018. She was previously CEO of Continental Intelligent Transportation Systems, a division of Continental AG Interiors Division from August 2014 to January 2018. Ms. Oz served as Head of Global Strategic Partnerships for Google X for the Google X Self Driving Cars Program (Waymo) from March 2011 to August 2014, where she supported global business and marketing efforts for Google’s self-driving technology commercial launch. In addition, she is an executive board advisor to automotive industry leaders and an investment advisor to several investment funds and holds 10 patents in vehicular technology software. Ms. Oz was the recipient of the Women in Technology Award for Courage and serves as an advisor to several boards including Pioneer Electronics, Moove.ai, HealthCorps®, a national health education program for high schools and Endeavor.Org, a global high-impact entrepreneurship organization based in NYC. Ms. Oz received her MBA from Wharton Business School and her BA from Wellesley/M.I.T. in economics and political science. Ms. Oz brings business and marketing expertise in mobility, autonomous vehicle technology and intelligent transportation systems to the Board.

Sumit Sharma, was appointed Chief Executive Officer and director in February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, from April 2015 to September 2015, he was a Product Development and Operations consultant at BlueMadison Consulting. From November 2013 to March 2015, he was the Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone. From March 2011 to October 2013, he was the Head of Manufacturing Operations for project GLASS at Google. Mr. Sharma has extensive experience in optics, wearable technology, product development and qualification for automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

Mark Spitzer has served as a director of the Company since June 2020. Dr. Spitzer is a Fellow of the American Physical Society and a Senior member of the Institute of Electrical and Electronic Engineers. Dr. Spitzer joined Google in 2012 as the Director of Operations for Project Glass at Google X (now X Development LLC). He moved to the virtual reality team at Google in 2015 and retired from Google in 2017. Prior to Google, Dr. Spitzer founded The MicroOptical Corporation (eventually renamed Myvu Corporation) in 1996, where he served as Chief Executive Officer. In the early 1990s, Dr. Spitzer served as Principal Scientist at Kopin Corporation. In 2014, Dr. Spitzer received the Special Recognition Award from the Society for Information Display for contributions to the development of active-matrix liquid-crystal microdisplays, microdisplay viewing optics, and wearable computer technology. He has 70 patents in the fields of photovoltaics, micro-displays, micro-electromechanical systems (MEMS), optics, augmented reality and virtual reality. Dr. Spitzer received a B.A. with distinction in physics at Boston University and a Ph.D. in physics at Brown University. Dr. Spitzer brings business management and technological expertise to the Board.

Brian Turner has served as a director of the Company since July 2006 and currently serves as Chairman of the Board and Lead Independent Director. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner sits on various private company boards and was a member of the Board, audit and compensation committee of Cray, Inc., a public company until 2019. Mr. Turner brings financing expertise and knowledge of operational finance and accounting to the Board.

Board Meetings and Committees

Our Board met seventeen times during 2020. All directors attended at least 75% of the meetings of the Board and meetings of the Board committees on which they served that occurred at a time when such director then served on the Board or any such Board committee. We have adopted a policy that each of our continuing directors be requested to attend our annual meeting each year. All directors then in office attended our annual meeting in 2020.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Farhi and Mr. Sharma, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Expertise and Diversity

The Nominating Committee seeks to have a Board that represents diversity as to experience, gender, race and ethnicity, but does not have a formal policy with respect to diversity. We seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Leadership Structure

Our Board annually elects a Chairman of the Board. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Turner currently serves as Chairman and Lead Independent Director. In this role, among other duties, Mr. Turner meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chairman and Lead Independent Director currently well serve the interests of us and our shareholders. Our Chief Executive Officer can devote his attention to leading the Company and focus on our business strategy. The Board believes that our separate Chairman and Lead Independent Director provides an appropriate level of independence in the Company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating Committee. The full text of each charter is available on our website located at www.microvision.com.

The Audit Committee

The Board has an Audit Committee which assists the Board by monitoring and overseeing: (1) our accounting and financial reporting processes and the audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee conducts discussions related to our earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of our management. Robert P. Carlile, Mark Spitzer, and Brian Turner serve on the Audit Committee, with Mr. Carlile serving as Chairman. On March 2, 2021 Mark Spitzer was appointed to the Audit Committee to replace Bernee D.L. Strom, who resigned from the Board on March 1, 2021. The Audit Committee met five times during 2020.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Robert P. Carlile and Brian Turner, each an independent director. Mr. Carlile has thirty-nine years of experience in various roles in Public Accounting at KPMG and Arthur Andersen. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee’s charter provides the Compensation Committee with the authority to retain a compensation consulting firm in its discretion. In 2019 the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. Meridian advised the Compensation Committee on a variety of matters including executive and director compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design for annual and long-term incentive compensation, emerging best practices in compensation matters and alignment of executive and director compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. Simon Biddiscombe, Robert P. Carlile and Mark Spitzer currently serve as members of the Compensation Committee, with Mr. Biddiscombe serving as Chairperson. The Compensation Committee met seven times during 2020.

The Nominating Committee

The Nominating Committee counsels the Board of Directors with respect to Board and committee structure and membership. In fulfilling its duties, the Nominating Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establish policies with respect to the process by which our shareholders may recommend candidates to the Nominating Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend directors for membership on Board Committees.

Brian Turner, Judy Curran and Simon Biddiscombe currently serve as members of the Nominating Committee, with Mr. Turner serving as Chairman. The Nominating Committee met twice during 2020.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the Company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Employee, Officer and Director Hedging

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions with respect to the Company’s securities:

Short Sales: Short sales of the Company’s securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the Company or its short-term prospects. For these reasons, short sales of the Company’s securities are prohibited by the Company’s policy.

Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by the Company’s policy.

Hedging Transactions: The Company strongly discourages hedging transactions of the Company’s securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of the Company’s stock must be submitted to the General Counsel (or the Board of Directors for the CEO, CFO and General Counsel). No such transactions were approved during the fiscal year ended December 31, 2020.

Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, except to the Company.

Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

Proposal Two—Amendment to the 2020 MicroVision, Inc. Incentive Plan

The Board of Directors has authorized an amendment to the 2020 MicroVision, Inc. Incentive Plan (as amended, the “Incentive Plan”), subject to shareholder approval. The amendment will increase the annual Award Limits under the Incentive Plan as follows: The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 750,000. The maximum number of shares subject to Restricted Stock Awards granted to any person in any calendar year will be 750,000 shares. The maximum number of shares subject to Performance Stock Awards granted to any person in any calendar year will be 750,000 shares. The maximum amount payable to any person in any year under Cash Awards will be $3,000,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING AMENDMENT TO THE 2020 MICROVISION, INC. INCENTIVE PLAN.

Summary of the Amendment to the Incentive Plan

The Amendment amends our Incentive Plan. This Amendment shall become effective as of the Date of Adoption. The Incentive Plan will terminate on the tenth anniversary of the date of approval by the shareholders, unless earlier terminated by the Board. A maximum of 17,300,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. If the Amendment is approved, (i) the maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs,” granted to any person in any calendar year will each be 750,000, and (ii) the maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 750,000 shares, and, to the extent paid in cash, $3,000,000. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The Board of Directors administers the Incentive Plan. The term “Administrator” is used in this Proxy Statement to refer to the person (the Board and its delegates) charged with administering the Incentive Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock, other stock-based awards, or cash awards, and any such award may be a performance-based award. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to employees, non-employee directors, as well as consultants and advisors who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consisted of approximately 65 individuals as of March 29, 2021.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant.

In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. An SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock above a base amount which may not be less than fair market value on the date of grant.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of common stock in the future on such conditions as the Administrator may specify. Any stock award or award of deferred stock resulting in a deferral of compensation subject to Section 409A of the Code will be construed to the maximum extent possible consistent with the requirements of Section 409A of the Code.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of common stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

•

If the transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all of the outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor.

•

If the transaction is one in which holders of common stock will receive a payment (whether cash, non-cash or a combination), the Administrator may provide for a “cash-out”, with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (B) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms and other terms, and subject to such conditions, as the Administrator determines.

•

If there is no assumption or substitution of any award requiring exercise, each such outstanding award will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity to exercise the award and participate in the transaction as a shareholder.

•	Each award, other than outstanding shares of restricted stock, unless assumed will terminate upon consummation of the transaction.

•

Any share of common stock delivered pursuant to the “cash-out” or acceleration of an award, as described above, may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Incentive Plan.

Amendment. The Administrator may at any time or times amend the Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award without the Participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise (a “disqualifying disposition”) produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. A corresponding deduction is available to the Company. Any additional gain recognized in the disqualifying disposition is treated as a capital gain for which the Company is not entitled to a deduction. In general, if the disqualifying disposition is an arm’s length sale at less than the fair market value of the shares at time of exercise, the optionee’s ordinary income, and the Company’s corresponding deduction, are limited to the excess, if any, of the amount realized on the sale over the amount paid by the optionee for the stock. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. If an ISO is exercised for restricted stock, a timely 83(b) election will have the effect, in general, of fixing the amount taken into account for alternative minimum tax purposes at the excess of the fair market value of the shares at time of exercise over the exercise price. However, for regular income tax purposes the ordinary income and corresponding Company deduction associated with a disqualifying disposition of stock acquired upon exercise of an ISO, where the stock was restricted at time of exercise but vested prior to the disposition, would be determined by reference to the fair market value of the shares on the date of vesting whether or not the optionee made an 83(b) election.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether a participant has received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including the payment consisting of accelerated vesting of awards, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Stock options awarded under the Incentive Plan are intended to be exempt from the rules of Section 409A of the Code and guidance issued thereunder and will be administered accordingly. However, neither the Company nor the Administrator, nor any person affiliated with or acting on behalf of the Company or the Administrator, will be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax or interest penalties, resulting from the failure of an award to satisfy the requirements of Section 409A of the Code.

Proposal Three—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s shareholders at the Annual Meeting. The Company has been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although shareholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021. Should the selection of Moss Adams LLP not be ratified by the shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Four—Advisory Vote on Executive Compensation

The Executive Compensation section beginning on page 19 of this Proxy Statement shows 2020 compensation information for our named executive officers.

The Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in the Executive Compensation section.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to support the Company’s business strategy and align the interests of our executives with our shareholders.

For these reasons, the Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. The Company is providing a vote on this proposal pursuant to Section 14A of the Exchange Act and has determined that it will hold advisory votes on executive compensation each year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Executive Compensation Overview

The Company’s executive compensation program is designed to attract, retain, motivate and recognize high performance executive officers. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance. Thus, the Compensation Committee utilizes compensation components that measure overall Company performance, including performance against the Company’s annual strategic operating plan. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

In 2020 the principal elements of the Company’s compensation are base salary, incentive bonus awards, and equity awards. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee considers the median level of compensation of its peer group, competitive market information, and the achievement of the Company’s business objectives when determining executive compensation.

Base Salary. Base salaries for the named executive officers are primarily based on the position, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. Recommendations from management regarding each named executive officer’s base salary based on management’s evaluation of the executive officer’s performance are also taken into account.

As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the median base salary of the Company’s peer group. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy.

Salaries for 2020 were based on the compensation objectives mentioned above and, in the case of Mr. Mulligan, his employment agreement. Base salary rates in 2020 for Messrs. Sharma, Holt, and Westgor were $280,000, $255,905, and $250,000, respectively. Mr. Mulligan resigned as Chief Executive Officer on February 24, 2020. From May to November, annualized salaries for Messrs. Sharma, Holt and Westgor were temporarily reduced to $180,000 in order to conserve cash in light of the COVID-19 pandemic. Prior to such resignation, Mr. Mulligan received an annual base salary of $350,000.

Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s total compensation, an incentive bonus, should be based on the Company’s performance. The Compensation Committee believes that structuring a significant portion of each executive officer’s annual cash compensation as an incentive bonus, and the contingent nature of that compensation, induces an executive officer to execute on both the short and long-term goals of the Company. It has structured the executive compensation program to reflect this philosophy by creating an incentive bonus framework that translates Company financial and operational performance into incentive bonuses.

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends generally on the level of Company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers. Target bonus percentages are set to be approximately at the median of the Company’s peer group.

The amount of the bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee for all executive officers.

Equity Awards. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Each year the Compensation Committee reviews the size and composition of the equity grants to ensure that they are aligned with the Company’s compensation philosophy of compensating executives at the median of the Company’s peer group. Similar to base salary, a review of equity award levels is conducted to ensure that a named executive officer’s equity compensation comports with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. Restricted stock units and stock options are awarded by the Compensation Committee to executive officers based on a philosophy of providing equity incentives at the median of the Company’s peer group. In 2020, the Compensation Committee reviewed information regarding compensation of the Company’s peer group identified by an independent compensation consultant and additional compensation information about other similar publicly traded companies. The Board believes that a switch from stock options to RSUs is necessary to continue to attract and retain talent in the years ahead and directly aligns our executive’s interests and shareholder interests.

The Company’s executive compensation philosophy for 2021 will be focused on performance as well as retention by using equity awards as the primary way to provide both long and short term incentives. The Company believes that securing stability of management in a competitive field is of paramount importance as it will support continued execution of its business strategy. The Company expects to replace its traditional short term cash incentives and annual long term incentive awards with front loaded equity awards in the form of Restricted Stock or Performance Shares that would vest over time. Typically such awards would include a commitment not to grant additional awards during the vesting period. Unexpected circumstances may lead the Company to make additional payments or awards for retention or to incentivize management. The Company believes that broader use of equity as an incentive in consistent with its current philosophy and directly aligns our executive’s interests and shareholder interests.

Believing that it is important that our CEO and other executive officers have interests that are aligned with the long-term interests of the Company and its shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

Summary Compensation Table for 2020

The following table provides information regarding the compensation we paid to each of our executive officers named below (our “named executive officers”) during the last two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Perry M. Mulligan(1)	2020	67,650	—	—	—	2,029	69,679
Former Chief Executive Officer and Director	2019	350,000	227,500	—	—	7,807	585,307
Sumit Sharma(1)	2020	233,786	—	—	—	7,779	241,565
Chief Executive Officer and Director	2019	280,000	140,000	2,370	77,612	7,678	507,660
Stephen P. Holt	2020	229,384	102,362	—	—	8,550	340,296
Chief Financial Officer	2019	255,905	—	1,896	66,525	6,935	331,261
David Westgor(6)	2020	236,635	100,000	—	—	8.550	345,185
Former Vice President, General Counsel and Secretary	2019	250,000	—	1,896	66,525	8,950	327,371

(1)	On February 24, 2020 Mr. Mulligan resigned as Chief Executive Officer and Mr. Sharma was named Chief Executive Officer and member of the Board of Directors.
(2)

Bonuses payable in year presented, earned in prior year(s). Bonuses earned in 2018 have been paid as follows: in 2019, Mr. Mulligan received 310,411 shares of immediately vested common stock with a value equal to the Target Bonus of $227,500 based on the share price on the grant date instead of cash; in 2019, Mr. Sharma received 195,258 shares of immediately vested common stock with value equal to Target Bonus of $140,000 based on the share price on the grant date instead of cash; and in 2020, Messrs. Holt and Westgor received $102,362 and $100,000 cash payments, respectively, of the Target Bonuses earned in 2018.

(3)

Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(4)	The table below shows all other amounts under All Other Compensation for fiscal 2019 and 2020:

Name and Principal Position	Fiscal Year	Employer Contribution to 401(k) Account(5)
Perry M. Mulligan	2020	2,029
Former Chief Executive Officer and Director	2019	7,807
Sumit Sharma	2020	7,779
Chief Executive Officer and Director	2019	7,678
Stephen P. Holt	2020	8,550
Chief Financial Officer	2019	6,935
David J. Westgor	2020	8,550
Former Vice President, General Counsel and Secretary	2019	8,950

(5)

This column represents the amount of matching contributions made to our qualified 401(k) retirement plan for each of our named executive officers. The Company makes contributions to our qualified 401(k) retirement plan for all employees.

(6)	On March 11, 2021 Mr. Westgor retired from the Company.

Outstanding Equity Awards at Year End 2020

Name			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock that Have Not Vested ($)(9)
Perry M. Mulligan	(4	)(5)	1,875		9.20	6/9/2021
	(4	)(5)	15,000		3.08	6/7/2022
	(1)		62,500		1.57	11/13/2027
Sumit Sharma	(1)		20,000		3.16	10/7/2025
	(1)		50,000		1.89	6/1/2026
	(1)		97,500	32,500	1.67	2/8/2027
	(2)		58,333	116,667	0.73	5/22/2029
							150,000	(6)	807,000
							25,000	(8)	134,500
							75,000	(7)	403,500
Stephen P. Holt	(1)		40,000	—	2.20	5/7/2023
	(2)		40,000	—	2.28	8/8/2023
	(1)		50,000	—	1.76	6/3/2024
	(1)		50,000		3.26	6/2/2025
	(1)		50,000		1.89	6/1/2026
	(1)		48,750	16,250	1.67	2/8/2027
	(2)		50,000	100,000	0.73	5/22/2029
							133,333	(6)	717,332
							22,223	(8)	119,560
							60,000	(7)	322,800
David J. Westgor	(1)		1,467		10.40	4/6/2021
	(3)		15,000		1.80	8/3/2022
	(2)		15,000		2.28	8/8/2023
	(1)		50,000		1.76	6/3/2024
	(1)		50,000		3.26	6/2/2025
	(1)		50,000		1.89	6/1/2026
	(1)		48,750	16,250	1.67	2/8/2027
	(2)		50,000	100,000	0.73	5/22/2029
							133,333	(6)	717,332
							22,223	(8)	119,560
							60,000	(7)	322,800

(1)	The indicated option vests 25% on each anniversary of the grant date.
(2)	The indicated option vests 33% on each anniversary of the grant date.
(3)	The indicated options vested 34% on 8/15/2012, 33% on 8/15/2013 and 33% on 8/15/2014.
(4)	The indicated option vests on the earlier of the day prior to the date of the Company’s annual meeting of shareholders next following the date of grant, or one year from the date of grant.
(5)	The indicated option was awarded to Mr. Mulligan as a member of the Board of Directors.
(6)

The performance criteria is the achievement of the Company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). To the extent the PSUs become Earned PSUs they shall be eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three (3) anniversaries of June 5, 2018, subject to the executive’s continuous employment on the applicable vesting date. If there are outstanding but unearned PSUs as of a vesting date and the PSUs become Earned PSUs prior to the next vesting date the Earned PSUs that would have vested on any earlier vesting date shall become immediately vested and deliverable. The performance criteria was satisfied and the PSUs became Earned PSUs in February 2021.

(7)

The performance criteria is the achievement of the Company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). To the extent the PSUs become Earned PSUs they shall be eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three (3) anniversaries of May 22, 2019, subject to the executive’s continuous employment on the applicable vesting date. If there are outstanding but unearned PSUs as of a vesting date and the PSUs become Earned PSUs prior to the next vesting date the Earned PSUs that would have vested on any earlier vesting date shall become immediately vested and deliverable. The performance criteria was satisfied and the PSUs became Earned PSUs in February 2021.

(8)	The indicated restricted stock units granted on September 30, 2018 vest 33% on 6/5/2019, 33% on 6/5/2020 and 34% on 6/5/2021.
(9)	The market value of shares of stock that have not vested is based on a price per share of $5.38, the closing sale price of the Company’s common stock as of December 31, 2020 as reported by Nasdaq.

Potential Payments upon Termination or Change in Control

All of our named executive officers are employed at will and do not have employment agreements. Under the 2013 and 2020 Incentive Plans, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control at the Company. With respect to PBSUs issued to the named executive officers in 2019 and 2020, in the event a change of control occurs before the performance criteria is met, the PBSUs would vest in part based on the fair market value of the Company as common stock as determined by the Compensation Committee in connection with the change of control on a straight line basis between $1.75 and $2.50, with 40% vesting at $1.75 and 100% at $2.50.

Severance and Employment Agreements

Executive Compensation Recoupment Policy

In March 2020 the Company adopted an Executive Compensation Recoupment Policy (“The Recoupment Policy”). Under the policy if there is a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure preceding the financial restatement date, the Board may, in its discretion, seek reimbursement of any such compensation awarded or paid to the executive or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the Board will determine in its sole discretion the amount, if any, by which the payment or award should be reduced or reimbursed.

The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants. In determining whether to seek recovery of compensation, the Board may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation and the extent to which the executive was responsible for the error that resulted in the restatement. The determination of the Board need not be uniform with respect to any or all executives.

Change of Control Severance Plan

In November 2011, the Company adopted a Change of Control Severance Plan (the “Severance Plan”). Under the Severance Plan, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event that a “designated participant,” including Stephen Holt and Sumit Sharma, is terminated on, or during the two-year period following, a change of control, for any reason other than by the Company for cause (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the Company other than for cause or by the participant for good reason), the Company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the Company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The Company will also pay the full cost of the participant’s continued participation in the Company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Plan is contingent upon the participant executing and delivering to the Company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the Company.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual combined total compensation of Sumit Sharma, or Chief Executive Officer and Perry Mulligan, our former Chief Executive Officer, compared to the median of the annual total compensation of our other employees.

We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the Company during 2020) of each of our 45 employees (excluding Messrs. Sharma and Mulligan) as of December 31, 2020.

The annual total compensation of our median employee (other than Messrs. Sharma and Mulligan) for 2020 including base salary, bonus and equity grant was $174,728. Mr. Sharma’s total compensation for 2020, including base salary, bonus and equity grant was $241,565. Mr. Mulligan’s total compensation through February 24, 2020, the date on which he resigned as Chief Executive Officer, including salary, bonus and equity grant was $69,679.

Based on the foregoing, our estimate of the ratio of the annual combined total compensation of our Chief Executive Officer and former Chief Executive Officer to the median of the annual total compensation of all other employees was 1.8 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Director Compensation for 2020

The following table provides information concerning our non-employee directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(6)	Option Awards ($)(5)(6)	Total ($)
Simon Biddiscombe	70,000	30,300	—	100,300
Robert P. Carlile	78,250	30,300	—	108,550
Judith Curran	—	—	52,902	52,902
Yalon Farhi	67,000	—	—	67,000
Perry Mulligan(1)	32,000	—	—	32,000
Seval Oz(2)	—	—	—	—
Mark Spitzer	32,000	—	27,392	59,392
Bernee D.L. Strom(3)	79,000	30,300	—	109,300
Brian Turner	87,500	30,300	—	117,800

(1)

Mr. Mulligan resigned from the Board on May 21, 2020. Information about outstanding Stock Awards is not available for our former Chief Executive Officer and director, Perry M. Mulligan, following his retirement in 2020.

(2)	Ms. Oz. joined the Board on March 1, 2021.
(3)	Ms. Strom resigned from the Board on March 1, 2021.
(4)	Reflects the fair value of stock awards granted in 2020 in accordance with FASB ASC Topic 718.
(5)	Reflects the fair value of option awards on the grant date in accordance with FASB ASC Topic 718.
(6)	The following table shows the number of outstanding shares underlying option and stock awards for each of our non-employee directors as of December 31, 2020:

Name	Option Awards	Stock Awards(7)
Simon Biddiscombe	30,000	87,289
Robert P. Carlile	30,000	127,289
Judith Curran	30,000	—
Yalon Farhi	30,000	30,000
Perry Mulligan(1)	79,375	—
Seval Oz(2)	—	—
Mark Spitzer	30,000	—
Bernee D.L. Strom(3)	30,000	117,289
Brian Turner	16,875	169,263

(7)	30,000 shares vest on the date that is the earlier of one year from the May 19, 2020 grant date, or the day before the next scheduled annual meeting of shareholders.

In 2020 each non-employee director was granted a non-statutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board. These options are fully vested and immediately exercisable upon the date of grant. Under the terms of a director compensation plan approved by the Board, each of our non-employee directors also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board, an option to purchase 15,000 shares that vests in full on the earlier of (i) the day prior to the date of our annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the non-employee director continues to serve as a director on the vesting date. If a non-employee director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

Notwithstanding the terms of the aforementioned director compensation plan, in each of our last five fiscal years prior to 2018, the Board approved the issuance of 10,000 shares of the Company’s restricted stock to each of our non-employee directors upon his or her reelection to the Board, in lieu of the option award described in the foregoing paragraph. In 2018, 2019 and 2020, the Board approved the issuance of 30,000 shares of the Company’s restricted stock to each of our non-employee directors who was reelected at our 2018, 2019 and 2020 annual meetings.

In addition, each non-employee director generally receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board, and as of the date of each subsequent reelection.

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

The Company believes it is important to have a compensation policy for non-employee directors that enables the Company to attract and retain skilled board members with the pertinent expertise. The Company has revised its Director Compensation Policy (the “Policy”) to be more consistent with current compensation approaches of similar companies. Beginning May 26, 2021 director compensation for non-employee directors will move from a pay-per-meeting basis with fixed number of shares to a total annual compensation approach that is split between cash and equity based on dollar value. Under the Policy base cash compensation will be $75,000 for all directors. Committee chairs will receive additional cash compensation that reflects additional responsibilities: Board chair, $50,000; audit committee chair, $20,000; compensation committee chair, $15,000; nominating committee chair, $10,000. Independent Directors will be required to serve on two committees. Cash will be paid in equal quarterly installments. Equity compensation will be shares of Restricted Stock equal to $100,000 for all directors. The number of shares granted to non-employee directors will be based on the average closing price of our common stock over the 20 trading days prior to the Annual Shareholder Meeting. Equity will vest in equal quarterly installments, with the final installment vesting the earlier of the one-year anniversary of the grant date or the day before the next Annual Shareholder Meeting. New directors would not receive a separate initial fee or equity grant but would receive cash and an equity grant on a prorata basis depending on the start date of the director.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 29, 2021, the number of shares of our common stock beneficially owned by our directors and nominees, the named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Sumit Sharma(3)	607,966	*
Stephen P. Holt(4)	488,917	*
David J. Westgor(5)	186,636	*
Simon Biddiscombe(6)	117,289	*
Robert P. Carlile(6)	157,289	*
Yalon S. Farhi(6)	60,000	*
Seval Oz	—	*
Brian Turner(8)	260,752	*
Judith Curran(7)	15,000	*
Mark Spitzer(7)	15,000	*
All executive officers and directors as a group (10 persons)(9)	1,908,849	1.2%

*	Less than 1% of the outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 157,951,717 shares of common stock outstanding as of March 29, 2021.
(3)	Includes 316,666 shares issuable upon exercise of options.
(4)	Includes 355,000 shares issuable upon exercise of options.
(5)	Includes 50,000 shares issuable upon exercise of options.
(6)	Includes 30,000 shares issuable upon exercise of options.
(7)	Includes 15,000 shares issuable upon exercise of options.
(8)	Includes 16,875 shares issuable upon exercise of options.
(9)	Includes 858,541 shares issuable upon exercise of options.
(10)

Information is not available for our former Chief Executive Officer and director, Perry M. Mulligan, following his retirement in 2020. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the Company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2020 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors for the fiscal year ended December 31, 2020, the matters required to be discussed by the SEC and the PCAOB.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Robert P. Carlile, Chairman

Mark Spitzer

Brian Turner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Accountant Fees and Services

Our independent auditors, Moss Adams LLP, billed the following fees to us for audit and other services for 2020 and 2019, respectively:

Audit Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $195,141 for 2020 and $316,376 for 2019.

Audit Related Fees

Audit related fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with the audit of the Company’s 401(k) plan. Fees for audit related services totaled $17,000 in 2020 and $16,000 in 2019.

Tax Fees

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $12,000 in 2020 and $20,250 in 2019.

All Other Fees

Fees for all other services not described above include fees for subscriptions to online accounting research tools. Fees for these services totaled $0 and $6,262 billed by Moss Adams LLP for 2020 and 2019, respectively.

The Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2022 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2022 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 8, 2021. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2022 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described on pages 9 and 10 of this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class United States mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2020 was first made available to the shareholders of the Company with this Proxy Statement on or about April 7, 2021. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, telephone (425) 882-6629, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 882-6629, by fax at (425) 867-9992, by mail to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 8:59 p.m., Seattle, Washington time, on May 25, 2021. Submitting your vote by telephone or via the Internet will not affect your right to vote during the virtual meeting via the Internet.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

MICROVISION MICROVISION, INC. 6244 185TH AVE NE SUITE 100 REDMOND, WA 98052 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MVIS2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D40899-P50755 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MICROVISION, INC. The Board of Directors recommends you vote FOR the following: 1. To elect the seven nominees for director named in the proxy statement. Nominees: 01) Simon Biddiscombe 02) Robert P. Carlile 03) Judith Curran 04) Seval Oz 05) Sumit Sharma 06) Mark Spitzer 07) Brian Turner For All Withhold All For All Except [    ] [    ] [    ] To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2, 3, and 4. 2. To approve the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan. 3. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year. 4. To hold a non-binding advisory vote on the compensation of the Company’s named executive officers. NOTE: The Board of Directors recommends a vote FOR the election of seven nominees for director, a vote FOR the proposed amendment to the 2020 MicroVision, Inc. Incentive Plan, a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm, and a vote FOR the approval, on an advisory basis of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as say-on-pay). For Against Abstain [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] [    ] Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D40900-P50755 MICROVISION, INC. ANNUAL MEETING MAY 26, 2021 PROXY SOLICITED BY BOARD OF DIRECTORS The 2021 Annual Meeting of Shareholders of MicroVision, Inc. will be held on May 26, 2021 at 9:00 a.m., Pacific Time, virtually at www.virtualshareholdermeeting.com/MVIS2021 The undersigned hereby appoints Sumit Sharma and Stephen P. Holt, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 2021 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on May 26, 2021, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2021 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2021 Annual Meeting are hereby revoked. The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR all proposals. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side